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                                                                      EXHIBIT 10


                                CABOT CORPORATION

                     SHORT-TERM INCENTIVE COMPENSATION PLAN

     The purpose of this Short-Term Incentive Compensation Plan (the "Plan") is to provide incentives for certain senior executives of Cabot Corporation (the "Company") to achieve a sustained, high level of financial success for the Company. The Plan is intended to comply with the requirements for tax deductibility imposed by Internal Revenue Code Section 162(m) as in effect from time to time ("Section 162(m)") with respect to Awards paid pursuant to the Plan.

I. ADMINISTRATION

     The Plan will be administered by the Compensation Committee of the Board of Directors or, if any member of the Compensation Committee is not an "outside director" for the purposes of Section 162(m), by a subcommittee of the Compensation Committee consisting of those members of the Compensation Committee who are "outside directors" for such purposes. The Compensation Committee or subcommittee administering the Plan is referred to herein as the "Committee." The Committee may delegate to other persons administrative functions that do not involve discretion. The Committee shall have the authority to interpret this Plan, and any interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all participants in the Plan.

II. ELIGIBILITY; PARTICIPANTS

     Only officers of the Company shall be eligible to participate in the Plan. The Committee shall select, from among those eligible, the persons who shall from time to time participate in the Plan. Participation by an individual with respect to one award under the Plan shall not entitle the individual to participate with respect to subsequent awards, if any.

III. GRANT OF AWARDS

     The term "Award" as used in the Plan means an award opportunity that is granted to a Participant within a specified period after the beginning of the performance period (the "Performance Period") to which the Award relates. A Participant who is granted an Award shall be entitled to a payment, if any, under the Award only if all conditions to payment have been satisfied in accordance with the Plan and the terms of the Award. Except as otherwise specified by the Committee in connection with the grant of an Award, the Performance Period applicable to Awards under the Plan shall be the fiscal year of the Company. Not later than (i) the ninetieth (90th) day after the beginning of the Performance Period, in the case of a Performance Period of 360 days or longer, or (ii) the end of the period constituting the first quarter of the Performance Period, in the case of a Performance Period of less than 360 days, the Committee shall select the Participants, if any, who are to receive Awards for such Performance Period and, in the case of each Award, shall establish the


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following:

     (a) the Performance Goals (as defined in Section IV below) applicable to the Award;

     (b) the amount or amounts that will be payable (subject to reduction in accordance with Section V) if the Performance Goals are achieved; and

     (c) such other terms and conditions as the Committee deems appropriate with respect to the Award.

     Once the Committee has established the terms of an Award in accordance with the foregoing, it shall not thereafter adjust such terms except to reduce payments, if any, under the Award in accordance with Section V. Notwithstanding the foregoing, if achievement under a Performance Goal would be affected by an Identified Item (as hereinafter defined), such Identified Item shall be disregarded if disregarding it would make the Performance Goal easier to achieve and shall be taken into account if taking it into account would make the Performance Goal easier to achieve. For purposes of the Plan, the term "Identified Item" means any of the following to the extent it is objectively determinable (for example, but without limitation, if the item appears as or can be objectively derived from a separate line item in the financial statements of the Company): an extraordinary or non-recurring item, a change in tax laws, an item relating to discontinued operations, an item relating to a divested business or a sale of one or more businesses, a restructuring charge, an accounting change or any other special, unusual or non-recurring gain or loss. Nothing in the rules set forth above for the treatment of Identified Items shall be construed as restricting the ability of the Committee to reduce Award payments under Section V.

IV. PERFORMANCE GOALS

     As used in the Plan, the term "Performance Goal" means an objectively determinable goal or target based on any one or any combination of the following (determined, in the case of Company-related measures, on a consolidated basis or on the basis of one or more subsidiaries, divisions or other geographic or business units): (i) sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; inventory level or turns; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; or stockholder return; or (ii) acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations; restructurings; financings (issuance of debt or equity); or refinancings. A Performance Goal need not be based on an increase or improvement under the applicable measure. An Award may specify more than one Performance Goal and, with respect to any Performance Goal, may specify levels of achievement at which different levels of payment may be earned.


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V. CERTIFICATION OF PERFORMANCE; PAYMENT UNDER AWARDS

     As soon as practicable after the close of a Performance Period, the Committee shall take such steps as are sufficient to satisfy the certification requirement of the regulations under Section 162(m) as to whether and to what extent, if at all, the Performance Goal or Goals applicable to each Award granted for the Performance Period have been satisfied. The Committee shall then determine the actual payment, if any, under each Award. No amount may be paid under an Award unless the Performance Goal or Goals applicable to the payment of such amount have been certified as having been satisfied as set forth above. However, the Committee may, in its sole and absolute discretion and with or without specifying its reasons for doing so, after determining the amount that would otherwise be payable under an Award for a Performance Period, reduce (including to zero) the actual payment, if any, to be made under such Award. The Committee may exercise the discretion described in the immediately preceding sentence either in individual cases or in ways that affect more than one Participant (for example, but without limitation, by disregarding in whole or in part an Identified Item that has been taken into account under Section III above or by taking into account, in whole or in part, an Identified Item that has been disregarded under Section III above).

VI. PAYMENT LIMITS

     No Participant may be paid more than $3,000,000 in any fiscal year of the Company under Awards granted under the Plan. In the case of an Award where payment is deferred pursuant to Section IX(b) below, the preceding sentence shall be applied by assuming that payment of the Award was made at the time it would have been paid absent the deferral.

VII. TAX WITHHOLDING

     All payments under the Plan shall be subject to reduction for applicable tax and other legally or contractually required withholdings.

VIII. AMENDMENT AND TERMINATION

     The Committee may amend the Plan at any time and from time to time; provided, that no amendment for which Section 162(m) would require shareholder approval in order to preserve exemption for Award payments as performance-based compensation shall be effective unless approved by the shareholders of the Company in a manner consistent with the requirements of Section 162(m). The Committee may at any time terminate the Plan.

IX. MISCELLANEOUS

     (a) Except as otherwise determined by the Committee at the time it grants an Award, no payment shall be made under an Award unless the Participant is employed by the Company on the last day of the Performance Period applicable to the Award. Notwithstanding the foregoing, if a Participant ceases to be employed by the Company during a Performance Period by reason of death or disability, the Committee may in its discretion authorize payment of any Awards held by such


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Participant to the Participant (or his or her estate) at the time other Awards are paid in respect of the Performance Period.

     (b) The Committee may, but need not, permit a Participant to defer payment of an Award beyond the date that the Award would otherwise be payable. Any amount deferred under the preceding sentence shall be adjusted for notional interest or other notional earnings on a basis, determined by the Committee, that preserves the eligibility of the Award payment as exempt performance-based compensation under Section 162(m).

     (c) No person shall have any claim or right to be granted an Award, nor shall the selection for participation in the Plan for any Participation Period be construed as giving a Participant the right to be retained in the employ of the Company for that Participation Period or for any other period.

     (d) The Plan and all Awards under the Plan shall be construed and administered in a manner consistent with the exemption of Award payments as exempt performance based compensation under Section 162(m). Subject to the foregoing, the Committee shall have complete discretion to construe the Plan and all matters arising under the Plan, and its determinations shall be binding on all parties.

     (e) The Plan shall be effective as of the date adopted, for the Performance Period ending September 30, 2001, subject to receiving stockholder approval at the 2001 Annual Stockholders Meeting and shall remain in effect for subsequent Performance Periods until terminated by the Company's Board of Directors.